Exhibit 3.22.1

RESTATED ARTICLES OF INCORPORATION
OF
MEDICAL EVALUATION SPECIALISTS

The undersigned certify that:

1.	They are the president and the secretary, respectively, of Medical Evaluation Specialists, a California corporation.

2.	The Articles of Incorporation of this corporation are amended and restated to read as follows:

ARTICLES OF INCORPORATION

OF

MEDICAL EVALUATION SPECIALISTS

I.

The name of the corporation is Medical Evaluation Specialists (the “Corporation”).

II.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

The aggregate number of shares which the Corporation shall have the authority to issue is Fifty Thousand (50,000) shares of Common Stock.

IV.

No director shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability thereof is not permitted under the General Corporation Law of California as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

V.

The Corporation shall, to the fullest extent permitted by the General Corporation Law of California, indemnify its officers and members of the Board of Directors and may, if authorized by the Board of Directors, indemnify its employees and agents and any and all persons whom it shall have the power to indemnify against any and all expenses, liabilities or other matters (including expenses incurred in prosecuting and indemnification actions).

3.	The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

4.
The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code.  The total number of outstanding shares of the Corporation is 1000.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: 3/16/11

/s/ James K. Price
James K. Price, Chief Executive Officer

/s/ Clare Arguedas
Clare Arguedas, Vice President, General Counsel and Assistant Secretary